Exhibit 35.1

AMERICAN HONDA FINANCE CORPORATION

ANNUAL COMPLIANCE CERTIFICATE

PURSUANT TO SECTION 3.11(a) OF THE SALE AND

SERVICING AGREEMENT AND

ITEM 1123 OF REGULATION AB

I, Paul C. Honda, do hereby certify that I am the Assistant Vice President, Assistant Secretary and Compliance Officer of American Honda Finance Corporation, a California corporation (the “Company”), and further certify on behalf of the Company in its capacity as servicer (the “Servicer” and “Sponsor”) under the Sale and Servicing Agreement (the “Agreement”) dated as of August 1, 2007 among the Servicer and Sponsor, American Honda Receivables Corp., as Seller, and Honda Auto Receivables 2007-3 Owner Trust as follows:

(i)	A review of the activities of the Servicer during the reporting period ended March 31, 2008, and of its performance under the Agreement has been made under my supervision.
(ii)

To the best of my knowledge and information, based upon such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period in all material respects; except that for the first, second and third quarters of the reporting period (April 1, 2007 – December 31, 2007), there were instances in which the Servicer was in material noncompliance because records documenting collection efforts were not appropriately maintained in all instances during the respective periods in which certain pool assets were delinquent. With respect to these instances of material noncompliance, regional training was conducted regarding mid and late stage collections follow up. Additionally, an automated calling system to assist with early collections, thus freeing up time for late collection efforts, was evaluated and developed for implementation. The calling system was fully operational in all regions by February 18, 2008.

(iii)

To the best of my knowledge and information, no event of default nor any event which with the giving of notice or lapse of time, or both, would become an event of default under the Agreement, has occurred or is continuing.

IN WITNESS WHEREOF, I have hereunto set my hand this 13th day of June, 2008.

/s/ Paul C. Honda
Paul C. Honda Assistant Vice President, Assistant Secretary, and Compliance Officer (senior officer in charge of the servicing function)